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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                       CONTACT:  Nancy Seely (904) 359-0810
July 12, 1996


                     VECTOR IMPLEMENTS EFFICIENCY MEASURES

(JACKSONVILLE, Fla.)-Vector Aeromotive Corporation announced today that it is implementing a plan to increase its production efficiency and reduce operating costs. The plan allows an immediate reduction in the company's work force from 78 to 30 employees.

"The company recruited a large number of employees to facilitate a rapid start up in the manufacturing of the Vector M12. However, our cost structure remained too high to be sustained by current levels of production," company president Peter Rose commented.

"This difficulty caused a continuation of the company's start up losses and negative cash flow which has resulted in a need for a further cash infusion to sustain operations." Rose says the infusion will occur shortly.

Production of the $184,000 automobile is continuing in order to meet standing and projected orders. M12 deliveries began in March.

"These actions position the company to move forward and grow its business from a smaller, but significantly more efficient, operating base. Market interest in our M12 remains strong and we will continue to increase our production to meet that demand." Rose also adds that significant progress has been made in organizing a team and corporate sponsors to race the M12 in the International Motor Sports Association's Grand Touring Supreme class (IMSA GTS-1).

The M12 is the only exotic sports car of its kind manufactured in the United States. Vector Aeromotive Corporation is a publicly traded (NASDAQ; VCAR) sports car manufacturer headquartered in Jacksonville. Its manufacturing facilities are located in nearby Green Cove Springs.